UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 12, 2006

U.S. DRY CLEANING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23305	77-0357037
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

125 E. Tahquitz Canyon, Suite 203 Palm Springs, California	92262
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(760) 322-7447

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective on December 12, 2006, in connection with his appointment as our new Chief Executive Officer, see Item 5.02 below, we entered into an employment agreement with Robert Y. Lee for a three-year term. The employment agreement provides for a base salary at the rate of $20,000 per month, which rate is increased to $25,000 upon our company achieving certain milestones in revenue and income. Mr. Lee is also entitled to a bonus, which will be represented by a promissory note issued by our company bearing interest at eight percent per annum and in the principal amount of $200,000, of which $50,000 is payable at the earlier of the expiration of his employment term and the closing by our company of a debt or equity financing of at least $1,500,000, and the balance of which payable upon the earlier of the expiration of his employment term and the closing by our company of stock offering with proceeds of at least $3,000,000. In addition, upon the achievement of certain milestones by our company, Mr. Lee will be entitled to additional bonuses ranging from $250,000 to $500,000. Furthermore, we agreed to issue to Mr. Lee fully vested options to purchase an aggregate of 800,000 shares of the company’s common stock, at exercise prices ranging from $3.50 to $10.00 per share, which options will be evidenced by a stock option agreement approved by our Board of Directors. We also agreed to pay an expense allowance for an automobile in an amount of $2,000 per month. The agreement also provides for non-competition covenant by Mr. Lee in favor of the company and confidentiality provisions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on December 12, 2006, our Board of Directors accepted the resignation of Michael E. Drace as our Chief Executive Officer, and at the same time, appointed Robert Y. Lee as our new Chief Executive Officer. Mr. Drace will continue to serve as our President, Secretary, and Chief Operating Officer, as well as a member of the Board.

“Robbie” Lee is the founder of our company and Chairman of the Board from 2005 through December 2006. Effective on December 12, 2006, Mr. Lee resigned as Chairman of the Board and Anthony J. A. Bryan replaced Mr. Lee as Chairman of the Board, and Mr. Lee became our new Chief Executive Officer. Mr. Lee remains on as a member of our Board of Directors. Mr. Lee has gained operational expertise through comprehensive private and public company CEO experience. During Mr. Lee’s 23-year retail store career, he has opened, acquired and operated over 500 video retail stores as either CEO or owner-operator. Prior to U.S. Dry Cleaning Corporation, Mr. Lee lead the growth of Video City, a retail video store consolidation, from an 18-store regional chain with $10 million in revenues to a top 10 nationally ranked video retail company in 24 months. By 2000, Video City had grown through consolidation to a multi-state operation owning and managing 350 corporate stores and 150 franchised stores from California to Maine, overseeing system-wide revenues of over $150 million. Mr. Lee restructured Video City in 2001, during which time the company successfully emerged from chapter 11 and confirmed a plan of reorganization.

On September 15, 2005 the BOD acknowledged an agreement between Watley and the Chairman of the Company’s BOD, Mr. Robbie Lee, whereby Mr. Lee receives a fee from Watley in an amount equivalent to 3% of the first $5.0 million of enterprise value (as defined) and .5% of the enterprise value in excess of $5.0 million in connection with acquisitions for which Watley receives an acquisition success fee from the Company. During the period from July 19, 2005 (inception) through September 30, 2005, Mr. Lee received fees from Watley of approximately $50,000. Additionally, Mr. Lee was paid approximately $69,000 by the Company for consulting fees during such period. During the year ended September 30, 2006, Mr. Lee received approximately $111,000 in fees from Watley in connection with certain merger and acquisition activities in addition to certain fund-raising activities of Watley and Mr. Lee on the Company’s behalf.

There are no family relationships between any of our directors or executive officers.

See disclosure in Item 1.01 above regarding the compensation arrangement for Mr. Lee pursuant to the terms of his employment agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement by and between the Registrant and Robert Y. Lee dated December 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. DRY CLEANING CORPORATION
Date: December 18, 2006
By:  /s/ ROBERT Y. LEE

Robert Y. Lee
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between the Registrant and Robert Y. Lee dated December 12, 2006.